Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
400 South Hope Street 25th Floor Los Angeles, CA 90071 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Steve Iaco Senior Managing Director Investor Relations & Corporate Communications 212.984.6535

PAULA REYNOLDS APPOINTED TO CBRE GROUP, INC. BOARD OF DIRECTORS

Los Angeles, March 14, 2016 — CBRE Group, Inc. (NYSE:CBG) today announced that Paula R. Reynolds, an accomplished senior executive and highly experienced board member, has been appointed to its Board of Directors.

Ms. Reynolds served as Chief Executive Officer of Safeco Corporation, a Fortune 500 property and casualty insurance company, until its acquisition by Liberty Mutual Group in 2008. She then served as Chief Restructuring Officer at American International Group, overseeing the divestiture of assets and serving as chief liaison with the Federal Reserve Bank of New York. Earlier in her career, she served as Chairman & Chief Executive Officer at AGL Resources, a natural gas operator, and held a variety of other senior executive positions.

Ms. Reynolds has led her own business advisory firm, PreferWest, LLC, since 2009. She currently serves on the Boards of Directors of BP p.l.c., BAE Systems plc and TransCanada Corporation.

“Paula is a wonderful addition to our Board,” said Ray Wirta, CBRE’s Chairman of the Board. “We will benefit significantly from her extensive, far-reaching experience and proven strategic insight.”

“I am very pleased to join the CBRE Board,” Ms. Reynolds said. “The company is the leading firm in commercial real estate services and has a well-established strategy to strengthen its market position. I look forward to working with my fellow directors to help the company continue its success and further build shareholder value.”

In 2014, the National Association of Corporate Directors recognized Ms. Reynolds with a lifetime achievement award for exceptional contributions as a board member. She previously served on the Boards of Directors of Anadarko Petroleum Corporation, Delta Air Lines, Inc., Safeco Corporation, Coca-Cola Enterprises, Inc. and Air Products and Chemicals Inc.

Ms. Reynolds chairs the Board of Trustees at the Fred Hutchinson Cancer Research Center. She holds a B.A. degree from Wellesley College.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2015 revenue). The Company has more than 70,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 400 offices

(excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.